UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016 (September 27, 2016)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55598 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Entry into Agreement of Purchase and Sale

As previously reported, on August 31, 2016, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with Greater Boston Musculoskeletal Center Real Estate Company, LLC, a Massachusetts limited liability company (the “Seller”), which is not affiliated with the Company, RREEF America or any of their respective affiliates. On September 19, 2016, pursuant to the Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT Allied Drive, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company (“RPT Allied Drive”), RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through RPT Allied Drive.

Pursuant to the terms of the Purchase Agreement, the Company agreed to purchase real property comprised of a 64,217 rentable square-foot medical office building located on a 5.10 acre site in Dedham, Massachusetts (the "Property" or "40 Allied Drive") for a gross purchase price of $34.0 million, exclusive of closing costs.

Credit Facility Commitment Increase

As previously reported, a group of single purpose entities structured as limited liability companies (each a “Borrower” and collectively, the “Borrowers”), each of which has as its sole member RREEF Property Operating Partnership, LP (the “Operating Partnership”), a wholly-owned subsidiary of the Company, entered into a secured revolving credit facility (the “Credit Facility”) pursuant to a revolving loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent and lender (“Wells Fargo”), and other lending institutions that may become parties to the Loan Agreement (together with Wells Fargo, collectively the “Lenders”).

On September 27, 2016, the Company and certain of the Borrowers amended certain agreements related to the Loan Agreement to increase the maximum commitments available under the Wells Fargo Credit Facility from $75.0 million to $100.0 million, with a maturity date of March 6, 2018, on which the entire outstanding amount of principal and unpaid interest is due and payable. All other material terms of the Credit Facility remain unchanged.

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 27, 2016, the Company completed the acquisition of the Property from the Seller. The Company funded the acquisition with cash on hand and a $32.4 million borrowing from the Credit Facility. Of the $32.4 million borrowed, approximately $13.1 million is from existing borrowing capacity on previously acquired properties, while approximately $19.3 million is allocated to the Property. The Credit Facility bears interest at a variable per annum rate equal to the one-month LIBOR rate plus 1.70%, payable monthly, which equated to approximately 2.2% at the time of acquisition for these borrowings. With these borrowings, the Company's eight properties, including a property that is not a Borrower under the Credit Facility, have a combined loan-to-cost ratio of approximately 56.2%, and the Company has an overall loan-to-value ratio of approximately 52.6%.

The Property is a two-story, 64,127 rentable square foot Class A medical office building 20 miles outside of Boston. The Property is located at 40 Allied Drive in Dedham, Massachusetts directly off of Route 128 / Interstate 95, providing easy vehicular access to a network of highways and other commuter thoroughfares that connect to the broader Boston metropolitan region. 40 Allied Drive is also accessible via the commuter rail MBTA stop, which services Boston in less than 10 minutes. Legacy Place, University Station, Dedham Mall and Hilton Boston - Dedham are within short driving distances of the Property, offering tenants a multitude of dining, entertainment and lodging options. Newly constructed in 2013, the Property was built with a full spectrum of orthopedic-related service, featuring eight state-of-the-art operating rooms, a hospital-quality post-anesthesia care unit, diagnostic imaging and ancillary service space and Class A medical office suites. The Property provides parking spaces with a ratio of 3.9 per 1,000 square feet.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 and Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before December 13, 2016, which date is within the period allowed to file such an amendment.

(b)Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer

Date: September 29, 2016